Exhibit 10.18

Execution Version

CONVERTIBLE LOAN AGREEMENT

BETWEEN

DIGIASIA BIOS PTE. LTD.

(as “Lender”)

AND

PT DIGI ASIA BIOS

(as “Borrower”)

DATED THE ___ DAY OF _______________ 2020

CONVERTIBLE LOAN AGREEMENT

THIS AGREEMENT is made on the ___ day of _______________ 2020

BETWEEN:

(1)

DIGIASIA BIOS PTE. LTD. (Company Registration No. 201730295C), a company incorporated under the laws of Singapore and having its registered office address at 1 Raffles Place #28-02, One Raffles Place, Singapore 048616 (“Lender”);

AND

(2)

PT DIGI ASIA BIOS (Company Registration No. 09.03.1.62.115635), a limited liability company incorporated under the laws of the Republic of Indonesia and having its registered office address at Prudential Center 5th floor, unit F-G, Kota Kasablanka, Jalan Casablanca Kav. 88, Jakarta Selatan (“Borrower”),

(collectively, the “Parties” and each, a “Party”).

WHEREAS:

(A)	As at the date of this Agreement, the shareholders of, and their respective shareholdings in, the Borrower are as set out in item 1 of Schedule 1.

(B)

As at the date of this Agreement, the Borrower is a shareholder of the Existing Entities (as defined below), save for PT Solusi Pasti Indonesia (“PT SPI”), and its shareholdings in the Existing Entities are as set out in Schedule 1 and Schedule 2.

(C)

At the request of the Borrower, the Lender has agreed, upon and subject to the terms and conditions hereinafter appearing, to make available to the Borrower the Loan (as defined below) (which is convertible into Conversion Shares (as defined below)) in the manner and to the extent as hereinafter set forth.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the recitals), unless the context otherwise requires, the following words or expressions shall have the following meanings respectively:

“Affiliate” means, in relation to a person, any holding company, Subsidiary or any other Subsidiaries of any such holding company and any other person which Controls, is Controlled by or is under common Control with such person;

“AR POA” means an irrevocable power of attorney granted by the Pledgor (in his capacity as a shareholder of the Borrower) appointing the Lender to be the Pledgor’s attorney to do or procure the doing of all such acts and execute or procure the execution of all such documents necessary or desirable to effect the Conversion and approve the appointment or replacement of the Lender Appointee in accordance with the terms of this Agreement;

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)

in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Governmental Authority intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action;

“Authorised Persons” has the meaning ascribed to it in Clause 15.1;

“Board” means the board of directors of the Borrower from time to time;

“Board of Commissioners” means the board of commissioners of the Borrower from time to time;

“Borrower Warranties” means each of the warranties as set out in Clause 9.2 and Schedule 4;

“Budget” means the annual budget of the Group in the agreed form set out in Schedule 7, as amended or revised from time to time;

“Business Day” means a day (other than a Saturday, a Sunday or a gazetted public holiday) on which commercial banks are open for business in Singapore and Indonesia;

“Business Plan” means the annual business plan of the Group, as amended or revised from time to time;

“Carved-Out Entities” means PT Teknologi Rancang Olah Nusantara, PT Trdigimu Surya Asia, PT Digital Parkir Nusantara, PT Digi Olahraga Asia, PT Digital Identitas Nusantara, PT Digi Investama Asia, PT Digi Eksplorasi Indonesia, PT Digital Data Nusantara, PT Digital Perdagangan Indonesia, PT Pertukaran Digital Nusantara, PT Gerbang PayPro Nusantara, PT Pertukaran Transaksipro Nusantara, PT Indonesia Digi Ekosistem, PT Dompet Elektronik Nusantara and PT Local Cube Commerce;

“Confidential Information” has the meaning ascribed to it in Clause 15.1;

“Control” means the power of a person (or persons acting in concert) to secure that the affairs of another are conducted, directly or indirectly, in accordance with the wishes of that person (or persons acting in concert) whether by means of:

(a)

in the case of a company, being the beneficial owner of more than 50% of the issued share capital of, or of the voting rights in, that company, or having the right to appoint or remove a majority of the directors or otherwise control the votes at board meetings of that company by virtue of any powers conferred by the articles of association, the shareholders’ agreement or any other document regulating the affairs of that company; or

(b)

in the case of a partnership, being the beneficial owner of more than 50% of the capital of that partnership, or having the right to control the composition of, or the votes of, the majority of the management of that partnership by virtue of any powers conferred by the partnership agreement or any other document regulating the affairs of that partnership;

and “Controlled” shall be construed accordingly. For these purposes, “persons acting in concert”, in relation to a person, are persons which actively cooperate, pursuant to an agreement or understanding (whether formal or informal) with a view to obtaining, maintaining or consolidating Control of that person;

“Conversion”, “Convert” or “Converted” means the conversion of all or part (as the case may be) of the Outstanding Loan Amount into Conversion Shares in accordance with Clause 7;

“Conversion Date” has the meaning ascribed to it in Clause 7.4;

“Conversion Notice” means a notice substantially in the form set out in Schedule 5 (or such other form as may be agreed between the Parties in writing), required for the purposes of the Conversion;

“Conversion Shares” means the new Series A Shares to be issued and credited as fully paid-up upon the Conversion of all or part (as the case may be) of the Outstanding Loan Amount pursuant to Clause 7;

“Default Interest Rate” means eight per cent. (8%);

“Disbursement Date” has the meaning ascribed to it in Clause 2.2;

“Distribution” means any dividend, distribution (whether of assets, capital, profits or reserves), payment or return of an income or capital nature;

“Drawdown Date” means, as applicable, the First Drawdown Date or the Second Drawdown Date;

“Drawdown Notice” means a notice substantially in the form set out in Schedule 6;

“Encumbrance” means any mortgage, fiducia securities, assignment of receivables, debenture, lien, hypothecation, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal, third-party right or interest, any other encumbrance, condition or security interest whatsoever or any other type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect, or an agreement, arrangement or obligation to create any of the foregoing;

“Event of Default” has the meaning ascribed to it in Clause 11.1;

“Exchange Rate” means the relevant exchange rate quoted by Bank Indonesia at the mid-point spot rate prevailing at the close of business on a particular day;

“Existing Entities” means the companies set out in items 2 to 5 of Schedule 1;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)

the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Indonesian generally accepted accounting principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent that they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above;

“First Convertible Loan Agreement” means the amended and restated convertible loan agreement dated the date of this Agreement between the Borrower and the Lender;

“First Currency” the meaning ascribed to it in Clause 12.3;

“First Drawdown Date” means the Initial Closing Date, as that term is defined in the Share Subscription Agreement;

“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled through share or capital ownership or otherwise, by any of the foregoing;

“Group” means (a) the Borrower, the Existing Entities and each of their respective Subsidiaries from time to time; and (b) such other companies in which any of the companies referred to in (a) holds convertible securities (including preference shares) or to which any of the companies referred to in (a) have granted convertible loans pursuant to convertible loan agreements such that, on an as-converted and fully-diluted basis, such a company would be a Subsidiary of any of the companies referred to in (a), but shall exclude the Carved-Out Entities and “Group Company” shall mean any one of them;

“Indemnified Person” has the meaning ascribed to it in Clause 12.1;

“Language Law” has the meaning ascribed to it in Clause 26.1;

“Lender Appointee” has the meaning ascribed in Clause 3.1;

“Liquidity Event” means:

(a)	a liquidation, dissolution or winding up of any Group Company;

(b)

a consolidation, merger, scheme of arrangement or amalgamation of any Group Company with or into any other corporation or corporations or non-corporate business entity or any other corporate reorganisation, in which the shareholders and holders of other convertible securities of any Group Company, immediately prior to such consolidation, merger or reorganisation, own less than a majority of the surviving or acquiring entity’s voting power or economic power (as computed on an as-converted and fully-diluted basis) immediately after such consolidation, merger or reorganisation;

(c)	a sale, lease or disposition of all or substantially all of the assets of any Group Company; or

(d)	a transaction or series of transactions in which more than 50% of the voting power of any Group Company (on an as converted and fully-diluted basis) is disposed of;

“Loan” means a loan made or to be made under the Loan Facility;

“Loan Facility” has the meaning ascribed to it in Clause 2.1;

“Mastercard” means Mastercard Asia/Pacific Pte Ltd;

“Mastercard Competitors” means each of the groups, organisations and/or entities set out in Schedule 8, and their respective Affiliates and successors;

“Material Adverse Effect” means a material adverse effect on:

(a)	the business or financial condition of the Group taken as a whole;

(b)	the ability of any Obligor to perform its payment obligations under the Transaction Documents; or

(c)	the validity or enforceability of the Transaction Documents or the rights or remedies of the Lender under the Transaction Documents;

“Maximum Restricted Share Capital” has the meaning ascribed to it in Clause 7.2;

“MC Percentage” means, on any determination date, without prejudice to Clause 6.1, the Outstanding Loan Amount (denominated in Rp) expressed as a percentage of the Total Loan Amount;

“MOLHR” means the Ministry of Law and Human Rights of the Republic of Indonesia;

“Obligor” means any party to any Transaction Document (including, without limitation, the Borrower) other than the Lender;

“Original Financial Statements” means the Borrower’s audited financial statements for its financial year ended 31 December 2018;

“Outstanding Loan Amount” means: (a) in the event of a Liquidity Event, the higher of (i) the aggregate principal amount of Loan and all accrued (and unpaid) interest (if any) outstanding as at the relevant time and (ii) such amount as would have been payable had the aggregate principal amount of Loan and all accrued (and unpaid) interest (if any) outstanding as at the relevant time been converted to Conversion Shares as determined pursuant to Clause 7.2 immediately prior to the relevant Liquidity Event (assuming that such conversion was permissible at such time); and (b) in all other events, the aggregate principal amount of Loan and all accrued (and unpaid) interest (if any) outstanding as at the relevant time;

“Pledgor” has the meaning ascribed to it in the definition of “Share Pledge”;

“PT SPI” has the meaning ascribed to it in Recital (B);

“Qualifying Event” means when Conversion of all or any part of the Loan does not, and will not, result in the breach of or conflict with any Relevant Laws applicable to the Borrower or the Lender or causes any Group Company to cease the operation of its business as carried out at such time, or violate or result in a breach of any provision of the Borrower’s or the Lender’s constitutional documents and:

(a)	the Borrower obtains approval from the relevant Indonesian Governmental Authority to be converted to a foreign investment company (Penanaman Modal Asing/PMA); or

(b)	a Qualifying IPO;

“Qualifying IPO” means the closing of a firmly underwritten public offering of shares of the Borrower on an internationally recognised securities exchange, or such other securities exchange, in each case as may be approved by the Lender;

“Record Date” means, in relation to any dividends, rights, allotments or other distributions, the date on which shareholders of the Borrower must be registered in the Register of Shareholders of the Borrower in order to participate in such dividends, rights, allotments or other distributions;

“Relevant Laws” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority;

“Rp” means Indonesian rupiah, the lawful currency of the Republic of Indonesia;

“Second Currency” the meaning ascribed to it in Clause 12.3;

“Second Drawdown Date” means the Subsequent Closing Date, as that term is defined in the Share Subscription Agreement;

“Series A Shares” means the fully paid Series A ordinary shares with a nominal value of Rp 1,000,000 each from time to time in the capital of the Borrower;

“Series B Shares” means the fully paid Series B ordinary shares with a nominal value of Rp 1,000,000 each from time to time in the capital of the Borrower;

“Share Pledge” means the Indonesian law governed deed of pledge of shares to be executed by Alexander Steven Rusli (“Pledgor”) on or around the date of this Agreement in respect of all of the shares held by him in the capital of the Borrower in favour of the Lender, as security for any loan facilities provided by the Lender to the Borrower, including the irrevocable power of attorney to vote on shares and irrevocable power of attorney to sell shares, respectively;

“Shares” means Conversion Shares, Series A Shares or Series B shares (as the context may require);

“Share Subscription Agreement” means a share subscription agreement to be entered into between the Lender, Mastercard and certain other parties on or around the date of this Agreement;

“Subordination Deed” means a subordination deed to be entered into between the Lender, the Borrower and Mastercard on or about the date of this Agreement;

“Subsidiary” means any company in which a party owns, directly or indirectly, more than 50% of the total issued and paid-up shares in such company which carry voting rights and “Subsidiaries” shall be construed accordingly;

“Sum” has the meaning ascribed to it in Clause 12.3;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Total Loan Amount” means the sum of (a) the Outstanding Loan Amount and (b) the total amounts outstanding pursuant to the First Convertible Loan Agreement;

“Tranche 1 Loan” has the meaning ascribed to it in Clause 2.1(a);

“Tranche 2 Loan” has the meaning ascribed to it in Clause 2.1(b);

“Transaction Documents” means this Agreement, the Share Pledge, AR POA, the Subordination Deed and any other document or agreement which the Parties may from time to time agree or acknowledge constitutes a Transaction Document;

“Transfer” means any sale, assignment, transfer, creation of any Encumbrances with respect to, or other disposal, of the beneficial ownership of any shares in the capital of the Borrower, or entering into any swap, derivative or other arrangement that passes or transfers to another, in whole or in part, the economic interests of any shares in the capital of the Borrower, or agreement or undertaking to do the same; and

“US$” means the lawful currency of the United States of America.

1.2	The words “hereof”, “herein” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.3	Where the context otherwise requires, words importing the singular number include the plural number and vice versa and words importing any gender include every gender.

1.4	The headings to the clauses hereof shall not be deemed to be a part thereof or be taken into consideration in the interpretation or construction thereof or of this Agreement.

1.5

Except to the extent that the context otherwise requires, any reference to “this Agreement” includes this Agreement as from time to time amended, restated, varied, modified or supplemented and any document which is supplemental hereto or which is expressed to be collateral herewith or which is entered into pursuant to or in accordance with the terms hereof. Any reference in this Agreement to any agreement, document or instrument shall be construed as a reference to such agreement, document or instrument as the same may have been, or may from time to time be, amended, restated, varied, modified or supplemented, and includes any document which amends, restates, varies, modifies or supplements such agreement, document or instrument.

1.6

References to the “Clauses” and “Schedules” are to the clauses of, and the schedules to, this Agreement (unless the context otherwise requires). The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.7

The word “person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that “person” may be sometimes used herein in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning.

1.8	Any reference to a date or time of day is a reference to a Singapore date or time, unless provided otherwise.

1.9	Any payment to be made by the Borrower under this Agreement which would otherwise fall on a non-Business Day shall instead fall on the next Business Day.

1.10	An Event of Default is continuing if it has not been waived.

1.11

In this Agreement, a reference to “fully-diluted” in respect of a company means on the basis of the total number of outstanding ordinary shares, assuming all convertible securities (including preference shares) and convertible loan agreements are converted or exchanged (whether or not permitted pursuant to the Relevant Laws) and all rights, options or warrants to subscribe for or acquire shares in such company are exercised, and including all ordinary shares reserved or authorised for future issuance or grant under any equity incentive, share option or similar plan of the relevant company.

2.	THE LOAN FACILITY

2.1

Subject to and upon the terms of this Agreement, the Lender agrees to grant to the Borrower a convertible loan facility in Rp in the aggregate amount of equivalent to US$25,004,125.224 (less such costs and expenses as stipulated under the Share Subscription Agreement) or such other amount as may be agreed between the Parties in writing (the “Loan Facility”) in the following two tranches:

(a)

the sum of Rp amount being the conversion of US$6,999,017.958 (less such costs and expenses as stipulated under the Share Subscription Agreement) into Rp at the Exchange Rate on the Business Day immediately preceding the First Drawdown Date in the first tranche (“Tranche 1 Loan”); and

(b)

the sum of Rp amount being the conversion of US$18,005,107.266 (less such costs and expenses as stipulated under the Share Subscription Agreement) into Rp at the Exchange Rate on the Business Day immediately preceding the Second Drawdown Date in the second tranche (“Tranche 2 Loan”).

2.2

Subject always to the satisfaction of the conditions stipulated in Clause 5, a Loan of an amount (which shall be an amount equal to either Tranche 1 Loan or Tranche 2 Loan, as applicable) stipulated in a Drawdown Notice shall be disbursed by the Lender to the Borrower on the third (3rd) Business Day after the date of receipt by the Lender of such Drawdown Notice (the “Disbursement Date”), by telegraphic transfer to the following bank account of the Borrower or such other bank account of the Borrower as may be agreed between the Parties in writing:

Account Holder:PT Digi Asia Bios

Bank:PT Bank CIMB Niaga Tbk

Account No (Rp.):704671262900

3.	APPOINTMENT OF LENDER APPOINTEES

3.1

To the extent permissible under the Relevant Laws, the Lender shall be entitled from time to time to appoint, and to remove, one director to the Board and one commissioner to the Board of Commissioners (each such appointee, the “Lender Appointee”) and, upon removal, to appoint another person in their place.

3.2	The Lender may:

(a)	appoint a director by written notice to the Borrower specifying the identity of the person to be appointed as a director; or

(b)	replace a director by written notice to the Borrower specifying the identity of the person to be replaced as a director and their replacement,

and, in each case, subject to any Relevant Laws, the appointment or replacement (as applicable) takes effect immediately on receipt of the requisite approval and/or the acknowledgement from the MOLHR with respect to the proposed appointment and/or replacement of a director.

3.3

The Borrower undertakes that it will do or procure the doing of all such acts and will execute or procure the execution of all such documents necessary or desirable for the Lender Appointees to be appointed to the Board and/or the Board of Commissioners in accordance with Clause 3.1.

4.	PURPOSE AND APPLICATION

The Borrower shall only apply the proceeds of the Loan Facility to fund the operations of, and for general corporate purposes of, any Group Company (or for such other purposes as may be approved by the Lender in writing) in accordance with the Budget, provided that nothing herein shall oblige the Lender to monitor or verify the application of the proceeds of the Loan Facility or any part thereof.

5.	DRAWDOWN

5.1	On each Drawdown Date, the Borrower shall:

(a)

issue a written notice to the Lender substantially in the form of the Drawdown Notice for an amount equal to the Tranche 1 Loan (if such Drawdown Date is the First Drawdown Date) or an amount equal to the Tranche 2 Loan (if such Drawdown Date is the Second Drawdown Date);

(b)	deliver to the Lender the following documents and other evidence (to the extent not already delivered):

(i)	copy of the constitutional documents of each corporate Obligor, including:

(A)	its deed of establishment;

(B)	its articles of association and all amendments thereto, including the relevant approvals of, report/notification to, the MOLHR and the registration at the Company Registry; and

(C)	its minutes of meeting of shareholders on the appointment of the incumbent members of the board of directors and board of commissioners;

(ii)

copy of the resolutions of board of directors, board of commissioners and shareholders (as applicable) of each corporate Obligor approving the terms and the performance of the Transaction Documents to which it is a party;

(iii)	copy of Resident Identity Card (Kartu Tanda Penduduk) of the relevant individual Obligor;

(iv)	prenuptial agreement of the relevant individual Obligor;

(v)

the duly executed Transaction Documents (except for this Agreement) in form and substance satisfactory to the Lender and delivered by the relevant parties thereto and, as applicable, duly consented to, or notified to and acknowledged by, the Borrower; and

(vi)	the original share certificates and copy of share registers, showing the Pledgor has pledged his shares in the Borrower under the Share Pledge.

5.2	The Lender will only be obliged to make a Loan available to the Borrower if, on the date of the Drawdown Notice and on the proposed Disbursement Date:

(a)	no Event of Default is continuing or would result from the proposed Loan; and

(b)	the Borrower Warranties are true and accurate in all respects.

6.	REPAYMENT AND PREPAYMENT

6.1

Unless previously Converted and subject to Clause 11.2, the Outstanding Loan Amount (calculated always in US$) shall be repayable in Rp, being the conversion of such Outstanding Loan Amount into Rp at the Exchange Rate on the Business Day immediately preceding such repayment date, by the Borrower to the Lender on demand, by telegraphic transfer to such bank account of the Lender as notified by the Lender to the Borrower or in such other manner agreed between the Parties in writing.

6.2

Prior to the Lender’s demand in writing for repayment pursuant to Clause 6.1, the Borrower may not repay or prepay all or any part of the Outstanding Loan Amount without the prior written consent of the Lender.

7.	CONVERSION

7.1A

The aggregate of (i) the number of Conversion Shares issuable upon full Conversion under this Agreement and (ii) the number of Shares issuable upon full conversion under the First Convertible Loan Agreement shall represent 99.9999% of the entire issued share capital of the Borrower on an enlarged and fully-diluted basis, after giving effect to the issuance of Shares upon Conversion under this Agreement and the First Convertible Loan Agreement, assuming the Relevant Laws permit the entire issued share capital of the Borrower to be held by foreigners.

7.1

Subject to the provisions in this Agreement and subject to any foreign shareholding restrictions under the Relevant Laws, the Lender may at its option, taking into account inter alia whether a Conversion may adversely affect any of the regulatory approvals or consents, licences or permits issued or to be issued to the Borrower or any other Group Companies or other entities in which the Borrower has interests from time to time, Convert in accordance with this Clause 7, all or part of the Outstanding Loan Amount owing to the Lender by delivering to the Borrower a Conversion Notice, at any time after the occurrence of a Qualifying Event.

7.2	The number of Conversion Shares to which the Lender is entitled to upon a Conversion of the entire Outstanding Loan Amount pursuant to Clause 7.1 shall be such number of shares equal to (A) 99.9999% of the entire issued share capital of the Borrower on an enlarged and fully-diluted basis (after giving effect to the issuance of shares upon Conversion and the issuance of shares upon conversion of the First Convertible Loan Agreement); multiplied by (B) the MC Percentage. If Relevant Laws do not permit the entire issued share capital of the Borrower to be held by foreigners (as determined in accordance with the applicable Relevant Laws in respect of the Borrower), then the number of Conversion Shares to which the Lender is entitled to upon a Conversion pursuant to Clause 7.1 shall be such number of shares equal to MC Percentage of the maximum issued share capital of the Borrower on an enlarged and fully-diluted basis (after giving effect to the issuance of shares upon Conversion and the issuance of shares upon conversion of the First Convertible Loan Agreement) which is permitted under such Relevant Laws to be held by foreigners (the “Maximum Restricted Share Capital”), in which case, the Outstanding Loan Amount remaining upon Conversion shall be the product of:

(a)	the Outstanding Loan Amount immediately prior to Conversion; and

(b)	a percentage equal to:

(i)	100%: less

(ii)

the percentage that the Maximum Restricted Share Capital bears to 99.9999% of the entire issued share capital of the Borrower on an enlarged and fully-diluted basis (after giving effect to the issuance of shares upon Conversion and the issuance of shares upon conversion of the First Convertible Loan Agreement).

Where the total number of Conversion Shares calculated in accordance with this Clause results in a fraction of a Conversion Share, that fraction will be rounded down and disregarded.

7.3

Upon the issuance of a Conversion Notice by the Lender, the Borrower shall, within 10 Business Days from the date of the Conversion Notice or 45 days from the date of the announcement in the Indonesian newspapers (if such newspaper announcement is required), whichever is earlier:

(a)	pass the shareholders’ resolution to allot and issue to the Lender the Conversion Shares;

(b)	submit to the MOLHR the approval/notification of the issuance of the Conversion Shares;

(c)	upon issuance of the MOLHR approval/notification, allot and issue to the Lender the Conversion Shares, free of Encumbrances and credited as fully paid-up;

(d)	deliver to the Lender duly signed and sealed original share certificate(s) evidencing the title of the Lender to such Conversion Shares; and

(e)	record the Lender as shareholder of the Borrower in the Register of Shareholders of the Borrower.

7.4	The date of Conversion of all or part (as the case may be) of the Outstanding Loan Amount (the “Conversion Date”) shall be the date of issuance of the Conversion Shares in respect of such Conversion.

7.5

The Conversion Shares shall rank for any dividends, rights, allotments or other distributions, the Record Date for which falls on or after the Conversion Date in respect of such Conversion Shares and (subject as aforesaid) will rank pari passu in all respects with the then existing Series A

Shares.

7.6

Upon the allotment and issue of the Conversion Shares to the Lender pursuant to the Conversion in accordance with the terms of this Agreement, the obligations of the Borrower to repay the part of the Outstanding Loan Amount which has been Converted into such Conversion Shares shall be deemed to be discharged by the Borrower.

7.7

The Borrower hereby undertakes to procure the necessary approvals, including but not limited to all necessary Board and shareholders’ approvals, in order to effect any issuance and allotment of the Conversion Shares in accordance with this Clause 7.

7.8	The Borrower shall bear all costs payable in connection with the allotment and issue of the Conversion Shares, including but not limited to notary fees.

7.9

Immediately upon the allotment and issue of the Conversion Shares to the Lender pursuant to the Conversion, the Lender and the Borrower shall, and the Borrower shall procure that the shareholders of the Borrower shall, enter into a shareholders’ agreement in relation to the Borrower on terms to be agreed between the parties thereto, unless the Lender waives such requirement.

8.	INTEREST

8.1	If, at any time prior to the Conversion Date, the Borrower declares any Distribution, the Borrower shall not make or pay any such Distribution to any holder of Shares unless the Borrower:

(a)	notifies the Lender of such Distribution (including the amount payable per Share and the date on which such Distribution is payable); and

(b)

first pays interest to the Lender in an amount equal to the amount of the Distribution which the Lender would have received had it Converted the Outstanding Loan Amounts in full on the day immediately preceding the Record Date for the Distribution.

8.2

If the Borrower fails to pay any amount payable by it under a Transaction Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at the Default Interest Rate. Any interest accruing under this Clause 8.2 shall be immediately payable by the Borrower on demand by the Lender and shall be compounded at the end of each period of three months but shall remain immediately due and payable.

9.	REPRESENTATIONS AND WARRANTIES

9.1	Warranties by the Lender

The Lender hereby represents and warrants to the Borrower on the date of this Agreement that:

(a)	it is duly incorporated and validly existing under the laws of the jurisdiction where it is constituted;

(b)

it has full capacity to sign and deliver this Agreement and to exercise all its rights and perform all its obligations under this Agreement, and it has taken all necessary corporate actions to authorise (i) its entry into this Agreement and (ii) the exercise of its rights and the performance of its obligations under this Agreement; and

(c)	its entry into this Agreement has been duly authorised and this Agreement constitutes valid, binding and enforceable obligations of the Lender.

Save for warranties set out in this Clause 9.1, the Lender makes no other representations or warranties, express or implied, to the Borrower.

9.2	Warranties by the Borrower

The Borrower hereby represents and warrants to the Lender on the date of this Agreement, on each Drawdown Date and on each Disbursement Date, that (unless made as of a specific date):

(a)

(Group) the particulars of each of the Borrower and the Existing Entities as set out in Schedule 1 are true, accurate and complete as at the date of this Agreement and such particulars (as updated from time to time pursuant to any updates provided by the Borrower to the Lender in writing pursuant to Clause 10.3(e)) shall be true, accurate and complete;

(b)

(Group structure) the group structure set out in Schedule 2 is true, accurate and complete as at the date of this Agreement and such group structure (as updated from time to time pursuant to any updates provided by the Borrower to the Lender in writing pursuant to Clause 10.3(e)) shall be true, accurate and complete;

(c)

(shares) each of the shares in the capital of the Borrower has been fully paid-up and all the shares subject to the Share Pledge are legally and beneficially owned by the Pledgor free from all Encumbrances, save for the security created under the Share Pledge;

(d)

(legal and beneficial owner) it legally and beneficially owns the respective number of shares in the capital of each of the Existing Entities (save for PT SPI), as set out against the Borrower’s name in items 2 to 5 of Schedule 1, and each of such shares has been fully paid-up and is free from Encumbrances;

(e)

(Conversion Shares) the Conversion Shares, when issued, will be duly authorised and shall be free from all Encumbrances and, when allotted, will be validly issued and credited as fully paid-up, Series A Shares in the capital of the Borrower which are not subject to further call and shall rank pari passu in all respects with the then existing Series A Shares in the capital of the Borrower;

(f)

(pari passu ranking) its payment obligations under this Agreement rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors (including contingent obligations), except for obligations mandatorily preferred by laws applying to companies generally;

(g)	(ranking) the Share Pledge is not subject to any security which ranks prior to or pari passu with it;

(h)

(no default) no Event of Default has occurred or will occur as a result of the taking of the Loans, the Borrower’s or any other Obligor’s entry into, exercise of its rights under or compliance with its obligations under, the Transaction Documents; and

(i)	(additional warranties) each of the warranties as set out in Schedule 4 is true and accurate in all respects and not misleading in any respect.

The Borrower warrants and undertakes that each of the Borrower Warranties is true and accurate in all respects and not misleading in any respect on the date of this Agreement, on each Drawdown Date and on each Disbursement Date (unless made as of a specific date) and deemed to be made by the Borrower by reference to the facts and circumstances then existing at all times during the subsistence of this Agreement.

9.3	Notification

If, after the date of this Agreement and before any Disbursement Date, the date of actual repayment of the entire Outstanding Loan Amount or the Conversion Date (as the case may be):

(a)

the Borrower shall become aware that any of the Borrower Warranties under this Agreement was untrue, inaccurate or misleading as of the date of this Agreement, each Drawdown Date or each Disbursement Date (as the case may be); or

(b)

any event shall occur or matter shall arise of which the Borrower becomes aware which results, or may result, in any of the Borrower Warranties under this Agreement being untrue, inaccurate or misleading if they were given at any and all times from the date hereof down to such Disbursement Date, the date of actual repayment of the entire Outstanding Loan Amount or the Conversion Date (as the case may be), had such warranties been repeated on each such date, the Borrower shall immediately notify the Lender in writing and, in any event, prior to such Disbursement Date, the date of actual repayment of the entire Outstanding Loan Amount or the Conversion Date (as the case may be) setting out full details of the matter and the Borrower shall conduct an investigation concerning the event or matter and take such action, at its own cost, as the Lender may require (without prejudice to the Lender’s rights under the Transaction Documents).

9.4	Reliance on Borrower Warranties

The Borrower acknowledges that the Lender has entered into this Agreement in full reliance upon, and on the basis of each of, the Borrower Warranties which have been given as representations and inducement for the Lender to enter into this Agreement or elect to obtain Conversion Shares and the Lender may rely on the Borrower Warranties in warranting to any subsequent buyer of all or any of the Conversion Shares, or of all or any part of the undertaking of the Group.

9.5	Separate Warranties

The Borrower Warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Borrower Warranty or anything in this Agreement and the Lender shall have a separate claim and right of action in respect of every breach of each Borrower Warranty.

10.	UNDERTAKINGS BY THE BORROWER

10.1

From the date of this Agreement and for so long as any sum remains outstanding or payable under the Transaction Documents, the prior written consent of the Lender shall be required before any action is taken by any Group Company in respect of the matters set out in Schedule 3.

10.2	The Borrower undertakes to procure and ensure that, so long as any sum remains outstanding or payable under the Transaction Documents:

(a)	(application of Loan Facility) the proceeds from the Loan Facility shall be applied in accordance with Clause 4;

(b)	(notify in the Event of Default) it will, upon the occurrence of any Event of Default, immediately notify the Lender in writing of the same (and any steps being taken to remedy it);

(c)

(further acts) it will (and it will procure that each of the other Group Companies will) from time to time on request by the Lender do or procure the doing of all such acts and will execute or procure the execution of all such documents as the Lender may consider necessary or desirable for giving full effect to the Transaction Documents or securing to the Lender the full benefits of all rights, powers and remedies conferred upon the Lender by the Transaction Documents;

(d)

(security) it will (and it will procure that each of the other Group Companies will) take all reasonable steps to preserve the enforceability, perfection, preservation and ranking of the Share Pledge and other rights, powers and remedies conferred upon the Lender by the Transaction Documents;

(e)

(compliance with laws) it will (and it will procure that each of the other Group Companies will) at all times comply in all respect with all Relevant Laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Transaction Documents;

(f)

(filing of reports) it will as soon as practicable after the signing of this Agreement, procure and provide to the Lender (i) evidence of report of this Agreement and the other relevant Transaction Documents to the Minister of Finance, the team of Offshore Commercial Loan (PKLN Team) and any other relevant regulatory agency in Indonesia, and evidence that the Borrower’s offshore borrowing plan (Rencana Utang Luar Negeri) has been filed for the current period in accordance with applicable Relevant Laws;

(g)

(Authorisations) it will (and it will ensure that each of the other Group Companies will) promptly obtain, comply with and do all that is necessary to maintain in full force and effect all relevant Authorisations which, in each case, are required to enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document;

(h)

(maintain insurance policies) it will (and it will ensure that each of the other Group Companies will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same, or substantially similar, business; and

(i)

(Tax) it will (and it will ensure that each of the other Group Companies will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (a) such payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes and (c) such payment can be lawfully withheld).

10.3	The Borrower further undertakes to procure and ensure that, so long as any sum remains outstanding or payable under the Transaction Documents:

(a)

(monthly management report) it will prepare and provide to the Lender its and other Group Companies’ monthly management reports (including an income statement, balance sheet and cash flow statement for that month, together with such other information concerning the affairs of the Borrower and other Group Companies as the Lender may request from time to time to be included in monthly management reports) within 21 days after the end of each calendar month;

(b)

(half-yearly management accounts) it will prepare and provide to the Lender its and the other Group Companies’ half-yearly management accounts (including the profit and loss accounts, balance sheet, cash-flow statements, and such other financial information as may be required by the Lender) within 21 days after the end of the relevant six (6) -month period as well as keep the Lender appraised of any material developments in its and/or other Group Companies’ business and projects;

(c)

(annual audited accounts) it will prepare and provide to the Lender, as soon as available and in any event within 90 days after the end of its financial year, its audited consolidated financial statements as at the end of and for that financial year prepared in compliance with the requirements of all applicable relevant laws then in force and in accordance with all applicable accounting principles, standards and practices generally accepted and consistently applied;

(d)

(general reports and other notices) it will provide copies of the general managers’ reports of the Group and all reports, circulars, notices, proxy statements and similar documents which are issued to the holders of its share capital or its creditors generally or (save for such documents as are issued in the ordinary course of administration of a facility) its principal bank lenders generally;

(e)

(general reports and other notices) it will provide copies of the general managers’ reports of the Group and all reports, circulars, notices, proxy statements and similar documents which are issued to the holders of its share capital or its creditors generally or (save for such documents as are issued in the ordinary course of administration of a facility) its principal bank lenders generally;

(f)

(government notices) it will promptly provide the Lender a copy of all notices which any Group Company gives to, or receives from, any domestic or offshore Governmental Authority which might have a Material Adverse Effect;

(g)

(litigation) it will promptly provide the Lender, upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Company which would, if adversely determined, have, or are reasonably likely to have, a Material Adverse Effect;

(h)

(group structure) it will promptly (a) provide the Lender with the details as set out in Schedule 1 in respect of any other companies in which a Group Company holds, directly or indirectly, any shares or equity interest from time to time and (b) notify the Lender in writing of any changes or updates to (aa) any of the particulars as set out in Schedule 1 and/or the details provided to the Lender pursuant to Clause 10.3(h)(a) or (bb) the group structure as set out in Schedule 2; and

(i)

(other information) it will (a) prepare and provide to the Lender all other information and documents as the Lender may reasonably require to keep itself properly informed about the business, financial condition and shareholdings of the Borrower and/or the other Group Companies and the direct or indirect shareholdings held by any Group Company in other companies and (b) promptly inform the Lender of the happening of any event that may affect the Borrower’s ability to perform its material obligations under any of the Transaction Documents.

10.4

Subject to Clause 15, the Lender and its authorised representatives shall be allowed access at all reasonable times and with at least five Business Days’ prior written notice to examine (and at its expense to take copies of) the books and records of the Group and to discuss the business and affairs of the Group with the relevant employees of the Group.

10.5

The Lender reserves the right to undertake an audit (no more than once every calendar year) of any Group Company at its own cost, either by its own internal audit staff or by external advisers. The Lender shall give the Borrower at least two weeks’ written notice of its intention to carry out such an audit. The Lender and the Borrower shall procure that each Group Company cooperates with any such audit required by the Lender pursuant to this Clause 10.5.

11.	EVENTS OF DEFAULT

11.1

If, at any time, any of the following events (the “Events of Default” and each an “Event of Default”) occurs, then, at any time, whether or not any such event is continuing, the Lender may by notice to the Borrower declare that an Event of Default has occurred:

(a)	(non-payment) any Obligor does not pay in the manner provided in this Agreement or any of the other Transaction Documents any sum payable by it thereunder when due;

(b)	(failure to issue Conversion Shares) the Borrower fails to issue and allot Conversion Shares in accordance with this Agreement;

(c)

(material breach of obligations) any Obligor does not perform or comply with any one or more of its material obligations under this Agreement or any of the other Transaction Documents (other than the obligation referred to in Clause 11.1(a)) and if, in the opinion of the Lender, that default is capable of remedy, it is not, in the opinion of the Lender, remedied within 90 days of its occurrence;

(d)

(misrepresentation) a breach of, or a default in, any of the warranties, representations, covenants, undertakings made by any Obligor under this Agreement or any of the other Transaction Documents or any other provision in the Transaction Documents in any material respect, and such breach is not rectified or remedied within 90 days of its occurrence;

(e)	(winding up or creditor’s process) any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the winding-up, bankruptcy, dissolution, administration, judicial management, statutory management, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii)	a composition, compromise or arrangement with, or assignment for the benefit of, all or any class of creditors of any Obligor;

(iii)

the appointment of a liquidator (including a provisional liquidator), receiver, trustee, administrator, administrative receiver, compulsory manager, judicial manager, provisional supervisor or other similar officer in respect of any Obligor; or

(iv)	enforcement of any security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction;

(f)	(encumbrance) an encumbrancer takes possession or a receiver is appointed over the whole or a material part of the assets or undertaking of any Obligor;

(g)

(attachment) a distress, execution or seizure order before judgment is levied or enforced upon or issued out against the whole or a material part of the assets or undertaking of any Obligor and is not discharged within 90 days thereof;

(h)	(compulsory acquisiton) all or a material part of the assets of the Group is compulsorily acquired by a Governmental Authority or any Group Company sells or divests itself of all or a material part of its assets because it is required to do so by a binding order of a Governmental Authority;

(i)

(Share Pledge void) the Share Pledge (a) is not, or ceases to be or is alleged by any Obligor or other party to it (other than the Lender) not to be, legal, valid, binding or enforceable or (b) is not, or ceases to be, in full force and effect or does not have, or ceases to have, the ranking and priority it is expressed to have under the terms therein;

(j)	(insolvency) any Obligor is insolvent or is unable to pay its debts when they fall due;

(k)	(cessation of business) the Group ceases all or a material part of its business;

(l)	(unlawfulness) it is or becomes unlawful for any Obligor to perform any of its obligations under the Transaction Documents;

(m)

(vitiation or termination) any Transaction Document ceases for any reason (or is claimed by any Obligor not) to be the legal and valid obligations of any Obligor, binding upon it in accordance with its terms; or

(n)	(material adverse change) any event or circumstance occurs which would have a Material Adverse Effect.

11.2

Upon the declaration by the Lender that an Event of Default has occurred, the Lender may, by notice to the Borrower, declare all or part of the Outstanding Loan Amount and all other moneys owing or payable under or pursuant to the Transaction Documents immediately due and payable, whereupon they shall become immediately due and payable without any demand or further notice of any kind to the Borrower, and it shall be lawful for the Lender to exercise all or any rights, powers and remedies under the Transaction Documents in any manner and in any order as the Lender may determine.

12.	INDEMNITY

12.1

The Borrower undertakes to indemnify the Lender and its directors, officers, employees and agents (each an “Indemnified Person”) on demand in relation to all claims, actions, proceedings, investigations, demands, judgments and awards which may be instituted, made, threatened or alleged against or otherwise which involve any Indemnified Person and to all liabilities, costs, losses or expenses (including, without limitation, legal fees) suffered or incurred by any Indemnified Person in connection with or arising out of (i) any breach or alleged breach by any Obligor of the representations, warranties or undertakings given under the Transaction Documents, (ii) any fraudulent act or omission by any Obligor in respect of the Transaction Documents to which it is a party, (iii) the matters contemplated in the Transaction Documents, (iv) any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Group Company or with respect to the transactions contemplated or financed under this Agreement and (v) the occurrence of any Event of Default.

12.2	The Borrower waives any right it may have in any jurisdiction to pay any amount under any Transaction Document in a currency or currency unit other than that in which it is expressed to be payable.

12.3

If any sum due from the Borrower to the Lender under the Transaction Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Borrower; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three (3) Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of, or as a result of, the conversion, including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to the Lender at the time of its receipt of that Sum.

12.4	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Transaction Documents in a currency or currency unit other than that in which it is expressed to be payable.

13.	NOTICES

13.1

Each and every notice, demand or other communication in connection with this Agreement shall be made in writing in English by hand, post or electronic mail. Each communication or document to be delivered to a Party shall be sent to that Party at the physical or electronic mail address (as the case may be) and marked for the attention of the person (if any) from time to time designated by that Party for the purpose of this Agreement. The initial addresses and electronic mail addresses of the Parties are:

THE BORROWER

PT DIGI ASIA BIOS

Address: Prudential Center 5th floor, unit F-G, Kota Kasablanka, Jalan Casablanca Kav. 88, Jakarta Selatan

Email Address: david.santoso@digiasia.asia

Attention: David Santoso

THE LENDER

DIGIASIA BIOS PTE. LTD.

Address: 1 Raffles Place #28-02, One Raffles Place, Singapore 048616

Email Address: alexander.rusli@digiasia.asia

Attention: Alexander Steven Rusli

13.2	A demand, notice or other communication made or given by one Party to another Party in accordance with this Clause 13.2 shall be effected and deemed to be duly served:

(a)	if it is delivered by hand, when left at the address required by Clause 13.1;

(b)	if it is sent by prepaid post (air-mail, if international), five (5) Business Days after it is posted; or

(c)	if it is sent by electronic mail, on the day of despatch.

13.3

In proving such service it shall be sufficient to prove that delivery by hand was made or that the envelope containing such notice or document was properly addressed and posted as a prepaid ordinary mail letter or, if sent by electronic mail, the receipt by the sender of the confirmation that the electronic mail has been successfully transmitted.

14.	ENTIRE AGREEMENT

The Transaction Documents embody all the terms and conditions agreed upon between the Parties as to the subject matter of this Agreement and supersede and cancel in all respects all previous agreements and undertakings, if any, between the Parties with respect to the subject matter hereof, whether such be written or oral.

15.	CONFIDENTIALITY

15.1

The Borrower agrees that it shall, and shall procure that its advisers and other authorised persons (the “Authorised Persons”) shall, treat as strictly confidential and shall not, without the prior written consent of the Lender, disclose to any third party (other than the Authorised Persons) (i) the existence and the terms of the Transaction Documents and the transactions contemplated thereunder and (ii) all documents, discussions, correspondence or information and other materials received from, or disclosed by, the Lender prior to or after the date hereof (the “Confidential Information”), except that it may make any such disclosure in respect of information which:

(a)

is required to be disclosed by any applicable law, order, rule, regulation or decree or by a court of competent jurisdiction or by any governmental or regulatory authority or the rules and regulations of any recognised stock exchange; or

(b)	is now or shall hereafter come into the public domain (otherwise than as a consequence of any unauthorised disclosure by the Borrower or any of its Authorised Persons).

15.2

The obligations contained in Clause 15.1 shall endure, even after the termination of this Agreement, without limit in point of time except and until any Confidential Information enters the public domain as set out above.

16.	INDULGENCE AND WAIVER

No failure on the part of any Party to exercise and no delay on the part of any Party in exercising any right or remedy hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise of it or any other right or remedy. The rights provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

17.	ASSIGNMENT

17.1

This Agreement shall be binding on and shall enure for the benefit of the Parties hereto and their respective executors, administrators, successors and permitted assigns and any reference in this Agreement to any Party shall be construed accordingly.

17.2

The Borrower shall not transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender, and any act of transfer in contravention of this Clause 17.2 shall be invalid.

17.3	The Lender may (a) assign any of its rights and/or (b) transfer by novation any part of its rights and obligations under this Agreement to any person. The Borrower agrees and shall procure that each other Obligor agrees that an assignment or transfer by the Lender of any of its rights and obligations under this Agreement does not require the consent or prior consent of the Borrower or any other Obligor.

18.	SEVERABILITY

If any one or more provisions contained herein are deemed invalid, unlawful or unenforceable in any respect under any applicable law, neither the validity, lawfulness nor the enforceability of the remaining provisions shall in any way be affected or impaired thereby, and this Agreement shall be construed as if such invalid, unlawful or unenforceable provisions had never been contained herein.

19.	VARIATION

19.1

No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each Party. The expression “variation” shall include any amendment, supplement, deletion or replacement, however effected.

19.2

Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

20.	TAXES

All sums payable by the Borrower under this Agreement shall be paid (a) free of any restriction or condition, (b) free and clear of and (except to the extent required by law) without any deduction or withholding for or on account of any Tax and (c) without deduction or withholding (except to the extent required by law) on account of any other amount, whether by way of set-off or otherwise.

If the Borrower is required by law to make any deduction or withholding on account of any such Taxes or other amount from any sum paid or payable under this Agreement, the Borrower shall be required to gross up such sum paid or payable by the Borrower.

21.	COSTS

Without prejudice to Clause 7.8, each Party shall bear its own legal and other costs and expenses of and incidental to the negotiation, preparation, execution and performance by it of this Agreement, any other Transaction Documents and all other ancillary documents in connection therewith.

22.	SET-OFF

The Lender may set off any matured obligation due from an Obligor to the Lender under the Transaction Documents against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at such rate of exchange as may be utilised by the Lender in its discretion for the purpose of the set-off.

23.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT

Subject to any provisions of this Agreement under which rights are granted to third parties by express reference to the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, a person who is not a party to this Agreement has no right to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act. Where, pursuant to the terms of this Agreement, a third party has been expressly granted rights under the Contracts (Rights of Third Parties) Chapter 53B of Singapore, the consent of such third party shall not be required for the variation of this Agreement of the waiver of any provision in it.

24.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties hereto and transmitted by facsimile transmission and/or electronic transmission and shall be as valid and effectual as if executed as an original.

25.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by, and construed in accordance with, the laws of Singapore. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, will be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Clause 25. Any Party to the relevant dispute may make such referral. The arbitration tribunal will consist of three (3) arbitrators appointed in accordance with the aforementioned Rules. The language of the arbitration will be English.

26.	GOVERNING LANGUAGE

26.1

The Parties acknowledge and understand the Law of the Republic of Indonesia No. 24 Year 2009 regarding Flag, Language, State Emblem and National Anthem as implemented by Presidential Regulation No. 63 of 2019 on the Use of Indonesian Language (together, the “Language Law”) obligating the use of the Indonesian language to any agreement involving an Indonesian party. In relation thereto, the Parties shall translate and execute an Indonesian language version of this Agreement, and any amendments to this Agreement, and any agreement, instrument or other document referred to in this Agreement, or any amendment to such agreement, instrument or document (other than those which are already made and executed in Indonesian language) within thirty (30) days upon the execution of this Agreement. The Parties agree and undertake that the Indonesian language version of this Agreement will be deemed effective from the date of this Agreement.

26.2

In the event of inconsistency or conflict between the Indonesian language version of this Agreement and the English version of this Agreement: (a) the English version of this Agreement will prevail; and (b) the Indonesian language version of this Agreement will be deemed amended to the extent of such inconsistency to be in conformity with the English version of this Agreement.

26.3	Each Party represents that it shall not in any manner or forum in any jurisdiction:

(a)	challenge the validity of, or raise or file objection to, this Agreement;

(b)	defend its non-performance or breach under this Agreement; and/or

(c)	allege that this Agreement is against public policy or otherwise does not constitute its legal, valid and binding obligation, enforceable against it in accordance with their respective terms,

on the basis of any failure to comply with the Language Law or any regulation issued thereunder.

26.4

Each Party represents that it has entered into this Agreement to which it is a party freely and without duress and represents that it has obtained independent legal advice from its legal advisors for the purposes of this clause.

SCHEDULE 1

PARTICULARS OF THE BORROWER AND THE EXISTING ENTITIES AS AT THE DATE OF THIS
AGREEMENT

No.	Entity’s name	Details
1	PT Digi Asia Bios

Company registration number: 09.03.1.62.115635

Registered office: Prudential Center 5th floor, unit F-G, Kota Kasablanka, Jalan Casablanca Kav. 88, Jakarta Selatan

Date and place of incorporation: 15 November 2017, Indonesia

Issued share capital, fully paid-up share capital:

Rp 512,000,000 consisting of 500 Series A Shares and 12 Series B Shares

Registered shareholders:

- Alexander Rusli, 500 Series A ordinary shares, equivalent to 97.66%

- PT Digi Asia Bios (holding as treasury shares), 12 Series B ordinary shares, equivalent to 2.34%

Financial year end: 31 December

Proposed principal business: investment holding and management consultancy

2	PT Tri Digi Fin

Company registration number: 09.03.1.62.116590

Registered office: Prudential Center 5th floor, unit F-G, Kota Kasablanka, Jalan Casablanca Kav. 88, Jakarta Selatan

Date and place of incorporation: 22 December 2017, Indonesia.

Issued share capital and fully paid-up share capital:

Rp 8,400,000,000 consisting of 8,400,000 ordinary shares

Registered shareholders:

- PT Digi Asia Bios, 7,560,000 shares, equivalent to 90%,

- PT Swa Daya Tek, 840,000 shares, equivalent to 10%

Financial year end: 31 December

Proposed principal business: P2P lending

3	PT Reyhan Putra Mandiri

Company registration number: 10.10.1.46.013443

Registered office: Dusun Bojongsangkem Rt. 02, Rw. 01, Kel. Bojongtengah

Date and place of incorporation: 15 January 2013, Indonesia.

Issued share capital and fully paid-up share capital:

No.	Entity’s name	Details

Rp 5,000,000,000 consisting of 50,000 ordinary shares

Registered shareholders:

- PT Solusi Pasti Indonesia, 24,500 shares, equivalent to 49%

- Iman Wahyudin, 3,150 shares, equivalent to 6.3%

- PT Digi Asia Bios, 22,350 shares, equivalent to 44.70%

Financial year end: 31 December

Proposed principal business: Remittance

4	PT Digital Distribusi Logistik Nusantara

Company registration number: 9120306261731

Registered office: Prudential Center 5th floor, unit F-G, Kota Kasablanka, Jalan Casablanca Kav. 88, Jakarta Selatan

Date and place of incorporation: 30 October 2018, Indonesia.

Issued share capital and fully paid-up share capital:

Rp 100,000,000, consisting of 1,000 shares

Registered shareholders:

- Koperasi Simpan Pinjam Solusi Pasti Indonesia, 100 shares, equivalent to 10%

- PT Digi Asia Bios, 900 shares, equivalent to 90%

Financial year end: 31 December

Proposed principal business: Market place for cement business

5	PT Solusi Pasti Indonesia

Company registration number: 09.03.1.62.109152

Registered office: Prudential Center 5th floor, unit F-G, Kota Kasablanka, Jalan Casablanca Kav. 88, Jakarta Selatan

Date and place of incorporation: 21 November 2016, Indonesia.

Issued share capital and fully paid-up share capital:

Rp 5,428,900,000, consisting of 54,289 shares

Registered shareholders:

- PT Putra Bersama Investama, 500 shares, equivalent to 0.92%

- PT Solusi Unggulan Indonesia, 53,789 shares, equivalent to 99.08%

Financial year end: 31 December

Proposed principal business: E-Money business

SCHEDULE 2

GROUP STRUCTURE AS AT THE DATE OF THIS AGREEMENT

SCHEDULE 3

RESERVED MATTERS

1.

(Alteration of share capital) Any reduction or other alteration in the issued share capital or capital structure of any Group Company, the creation or issue by any Group Company of any shares or other instrument or securities (including convertible instruments or securities which are convertible into shares in the capital of any Group Company), the grant of any option or right to subscribe for any shares or other instrument or securities (including convertible instruments or securities which are convertible into shares in the capital of any Group Company), the consolidation or subdivision of any shares or securities of any Group Company or any resolution altering the classification or denomination of any shares or securities of any Group Company or any rights, privileges, restrictions or obligations pertaining thereto;

2.	(Buyback or redemption) any buy-back, repurchase or redemption of any shares or securities of any Group Company;

3.

(Winding up) any resolution for the liquidation, winding up or dissolution of any Group Company or any appointment of a receiver, judicial manager, an administrator or like officer over the business, undertakings or assets of any Group Company;

4.

(Reorganisation) any reorganisation, reconstruction, amalgamation, merger or consolidation of any Group Company with any other company or corporation or any other similar corporate transaction (whether or not such Group Company is the surviving entity);

5.

(Disposal of securities) any sale, transfer or disposal by any Group Company of shares, securities or any other interests in another Group Company or any other company, or any part thereof or any interest therein (including any such sale, transfer or disposal to any Mastercard Competitor);

6.

(Acquisition) any acquisition by any Group Company of any assets, property or undertaking (save for those set out in the Business Plan and the Budget which have been approved by the Lender in writing) which involves a consideration, value, expenditure or liabilities of an amount which is in excess of US$100,000 (or its equivalent in any other currency or currencies) in any single transaction or which, when aggregated with any acquisition undertaken by such Group Company in the same financial year (other than those set out in the Business Plan and the Budget which have been approved by the Lender in writing), exceeds US$1,000,000 (or its equivalent in any other currency or currencies);

7.

(Disposal of assets) any disposal by any Group Company of any assets, property or undertaking (save for those set out in the Business Plan and the Budget which have been approved by the Lender in writing) which involves a consideration, value, expenditure or liabilities of an amount which is in excess of US$100,000 (or its equivalent in any other currency or currencies) in any single transaction or which, when aggregated with any disposal undertaken by such Group Company in the same financial year (other than those set out in the Business Plan and the Budget which have been approved by the Lender in writing), exceeds US$1,000,000 (or its equivalent in any other currency or currencies);

8.

(Changes to financial year and accounting policies) any change in the financial year of any Group Company, or the adoption of, or any change in, the accounting policies of any Group Company, other than as required by law or accounting policies generally accepted in the country of incorporation of such Group Company from time to time;

9.	(Auditors) any appointment or removal of the external or statutory auditors of any Group Company;

10.

(Dividends) any change in, or determination of, the dividend policy of any Group Company, or any recommendation, declaration, payment or distribution of any dividends or other distributions (whether in cash or in specie);

11.	(Constitutions) any amendment of the constitutional documents of any Group Company or adoption of any new constitutional documents of any Group Company;

12.	(Board composition) any changes in the composition of the Board involving (a) a change in size of the Board or (b) the appointment of directors to the Board;

13.	(Initial public offering) any decision relating to the listing of the shares or other securities of any Group Company on any stock exchange;

14.	(Substantial sales and disposals) any corporate exercise amounting to a sale or disposal by any Group Company of all or substantially all of its assets, properties and undertakings;

15.

(Nature of business) any material change in the nature and/or scope of the business of any Group Company, any termination, cessation or disposal of any material business of any Group Company, or the commencement of any new business of any Group Company which is not ancillary or incidental to its then existing business;

16.

(Indebtedness) any Financial Indebtedness incurred or created by or permitted to subsist by, or financing to be entered into by, any Group Company (other than borrowings or financing within the Group, and those set out in the Business Plan and the Budget which have been approved by the Lender in writing) which:

(a)

(if in the ordinary and usual course of business of such Group Company) in each case is in excess of US$100,000 (or its equivalent in any other currency or currencies) or which, when aggregated with any borrowings or financing entered into by such Group Company in the same financial year (other than those set out in the Business Plan and the Budget which have been approved by the Lender in writing), exceeds US$1,000,000 (or its equivalent in any other currency or currencies); or

(a)	is not in the ordinary and usual course of business of such Group Company;

17.	(Encumbrance) the creation of any Encumbrance over any assets, undertaking, goodwill or property of any Group Company;

18.	(Guarantee) the giving of any bond, guarantee, indemnity or security by any Group Company to secure the liabilities or obligations of any person (other than a Group Company);

19.

(Loans) the grant by any Group Company of any loans or advances to any party (other than any loan or advance made within the Group, or any loan or advance made in the ordinary and usual course of business of such Group Company and on an arm’s length basis) which, in each case, is in excess of US$25,000 or which, when aggregated with any loans or advances granted by such Group Company in the same financial year, exceeds US$250,000 (or its equivalent in any other currency or currencies);

20.

(Service contracts) the entry into or variation of any service contracts (including remuneration terms) with any member of the board of directors and/or (where applicable) the board of commissioners of any Group Company;

21.	(Employee benefits) the establishment, the adoption and/or any amendment of the terms of any employee share option scheme or share incentive scheme by any Group Company;

22.

(Capital expenditure) the incurring of any capital expenditure or commitment by any Group Company (other than those set out in the Business Plan and the Budget which have been approved by the Lender in writing), which, in each case, is in excess of US$100,000 (or its equivalent in any other currency or currencies) or which, when aggregated with any capital expenditures or commitments incurred by such Group Company in the same financial year (other than those set out in the Business Plan and the Budget which have been approved by the Lender in writing), exceeds US$1,000,000 (or its equivalent in any other currency or currencies);

23.

(Litigation) the institution, commencement, defending or settlement of any dispute, litigation, arbitration or administrative proceedings in relation to any Group Company (except for routine debt collection from its debtors in the ordinary course of business of such Group Company) involving an amount of US$250,000 (or its equivalent in any other currency or currencies) or more;

24.	(Budget and Business Plan) the adoption or approval of any Budget or any Business Plan as well as any amendments, modifications, addendum or addition thereto;

25.

(Agreements) the entry into, amendment or termination of any contract, agreement or arrangement by any Group Company which is not in the ordinary and usual course of business, other than those which (a) fall under any of the other paragraphs in this Schedule 3 and (b) have been approved by the Lender in writing pursuant to Clause 10.1;

26.	(Subscription of shares) any subscription or acquisition by any Group Company of any shares or securities in any company; and

27.	(Creditors’ arrangements) any proposal by any Group Company of any compromise or arrangement (penundaan kewajiban pembayaran utang) with its creditors generally.

SCHEDULE 4

WARRANTIES

1.	Incorporation and Status

(a)

Each of the Group Companies is duly incorporated and validly existing under the laws of its place of incorporation with full power and authority to conduct its business, and is lawfully qualified to do business in the jurisdictions in which business is conducted by it.

(b)	The Borrower and each of the other Group Companies has the right, power and authority to own its assets and conduct its business as it is being conducted at the date of this Agreement.

2.	Validity of Transaction Documents

The Borrower and each of the other Group Companies has the corporate power and authority and full capacity to sign, enter into, deliver, exercise its rights and perform and observe its obligations under the Transaction Documents to which it is a party and:

(a)

all actions, conditions and things required to be taken, fulfilled and done (including, without limitation, the obtaining of all necessary corporate actions or any necessary consents or licences or the making of any filing or registration) in order to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under the Transaction Documents and the conditions and to ensure that those obligations are legally binding and enforceable and to make the Transaction Documents admissible in evidence in Singapore, have been taken, fulfilled and done;

(b)

its entry into, exercise of its rights and/or performance of or compliance with its obligations under the Transaction Documents do not and will not violate, conflict with or exceed any power or restriction granted or imposed by (i) any law, regulation, Authorisation, directive or order (whether or not having the force of law) to which it is subject, (ii) its constitutional documents or (iii) any agreement or instrument to which it is a party or which is binding on it or any of its assets or its business, or constitute a default or termination event (howsoever described) under any such agreement or instrument; and

(c)	its obligations under the Transaction Documents are valid, binding and enforceable in accordance with their terms.

3.	Capitalisation

(a)

All the shares in the capital of the Borrower in issue have been duly and validly authorised and, where issued, are validly issued and fully-paid and non-assessable (which term, when used in this Agreement, means that no further sums are required to be paid by the holders thereof) in connection with the issue thereof.

(b)

None of the shares in the capital of the Borrower were issued in violation of the pre-emptive or other similar rights of any security holder of the Borrower. Other than as contemplated under the Transaction Documents, there are no outstanding warrants, options, rights or other securities or agreements or commitments (whether conditional or not) to issue any shares of the Borrower or to redeem, repurchase, Transfer or otherwise retire any shares of the Borrower and no outstanding bonds, debentures, notes or other securities of the Borrower or any securities convertible or exchangeable into any securities of the Borrower having the right to vote.

(c)	The Borrower’s constitutional documents do not and could not restrict or inhibit any Transfer of the shares in the capital of the Borrower on creation or on enforcement of the Share Pledge.

4.	Conduct of Business

(a)

Each Group Company is conducting its business in compliance in all material respects with all applicable laws, regulations, bylaws and all directives of governmental or regulatory authorities in any jurisdiction in which such Group Company operates.

(b)

All necessary permits and/or licences required to be obtained in order for the Group Companies to carry on their respective businesses have been obtained, or will, prior to the carrying on of the relevant business, be obtained, and all conditions imposed under all material permits and/or licences have been, or will be, complied with.

5.	Litigation

(a)	There is no current or pending litigation, arbitration or administrative proceeding against or affecting the Borrower and any other Group Company or any of its properties which:

(i)

might restrain or threaten to restrain its entry into, exercise of its rights under and/or performance or enforcement of or compliance with its obligations under, any Transaction Document to which it is a party; or

(ii)	is otherwise expected to have a Material Adverse Effect in the context of the Loan Facility, Share Pledge and/or the issuance of the Conversion Shares,

and, to the best of its knowledge and belief, no such proceedings are threatened.

(b)

No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has, to the best of its knowledge and belief, been made against the Borrower or any other Group Company (or against the directors of any Group Company).

6.	Winding-up

No application has been made, no meeting has been convened, no resolution has been passed, no court order has been made for, no steps have been taken, and no legal proceedings have been commenced by the Borrower or any other Group Company or by any other person or, to the best of its knowledge and belief, threatened for:

(a)	any Group Company to be adjudicated or found bankrupt or insolvent;

(b)	the liquidation, dissolution or winding-up of any Group Company; or

(c)

the appointment of a liquidator (including a provisional liquidator), receiver, trustee, administrator, administrative receiver, compulsory manager, judicial manager, provisional supervisor or other similar officer in respect of any Group Company or any part of its assets, properties or undertakings.

7.	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable the Borrower to lawfully enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(b)	to make the Transaction Documents to which the Borrower is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	for the Borrower and each of the other Group Companies to carry on their business, and which are material,

have been obtained or effected and are in full force and effect.

8.	Deduction of Tax

Each Obligor is not required under the law applicable where it is incorporated or resident or at the address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Transaction Document.

9.	No filing or stamp taxes

Under the law of each Obligor’s jurisdiction of incorporation it is not necessary that the Transaction Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar Tax be paid on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents.

10.	No misleading information

(a)

Any factual information provided to a Lender prior to the date of this Agreement by the Borrower or any other Group Company was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	All financial projections provided to a Lender prior to the date of this Agreement have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)

Nothing has occurred or been omitted from any factual information and no information has been given or withheld that results in the information provided to a Lender prior to the date of this Agreement being untrue or misleading in any material respect.

(d)

All written information (other than the information provided pursuant to paragraphs (a) to (c) above) supplied by the Borrower or any other Group Company is true, complete and accurate in all material respects as at the date it was given and is not misleading in any material respect.

11.	Financial statements

(a)

The Borrower’s financial statements most recently supplied to the Lender (which, at the date of this Agreement, are its Original Financial Statements) were prepared in accordance with accounting principles, standards and practices which are generally accepted as at the date of their preparation in Indonesia, consistently applied, save to the extent expressly disclosed in such financial statements.

(b)

The Borrower’s consolidated financial statements most recently supplied to the Lender (which, at the date of this Agreement, are its Original Financial Statements) give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition and operations for the period to which they relate, save to the extent expressly disclosed in such financial statements.

(c)	There has been no material adverse change in the Borrower’s business or financial condition (or the business or consolidated financial condition of the Group) since 31 December 2018.

SCHEDULE 5

FORM OF CONVERSION NOTICE

[insert date]

The Directors

PT Digi Asia Bios

[insert address]

Dear Sirs

CONVERSION NOTICE

1.

We refer to the Convertible Loan Agreement dated [•] (as the same may from time to time be amended, supplemented or modified) between DigiAsia Bios Pte. Ltd. and PT Digi Asia Bios (the “Agreement”). Terms defined in the Agreement shall have the same meaning when used herein.

2.	We hereby exercise our right to Convert the amount of the Outstanding Loan Amount as set out below into the number of Conversion Shares as set out below, in accordance with Clause 7 of the Agreement.

(a)	Aggregate amount of the Outstanding Loan Amount to be Converted:	:	[•]

(b)	Number of Conversion Shares to be issued pursuant to this Conversion:	:	[•]

3.	Please allot and issue the above Conversion Shares to us.

Yours faithfully

Name:
Designation:
For and on behalf of
DigiAsia Bios Pte. Ltd.

SCHEDULE 6

FORM OF DRAWDOWN NOTICE

From:PT DIGI ASIA BIOS

To:DIGIASIA BIOS PTE. LTD.

Date:[insert date]

Dear Sirs,

Convertible Loan Agreement dated [insert date] between DigiAsia Bios Pte. Ltd. (as lender) and PT Digi Asia Bios (as borrower) (as the same may from time to time be amended, supplemented or modified) (the “Convertible Loan Agreement”)

1.

We refer to the Convertible Loan Agreement. This is a Drawdown Notice. Terms defined in the Convertible Loan Agreement shall have the same meanings when used in this Drawdown Notice, unless otherwise defined herein.

2.

We wish to borrow a Loan of Rp [•] on [insert date] (the “Drawdown Date”) (being US$[•] converted into Rp at the Exchange Rate on [1 Business Day prior to the Drawdown Date] (being US$1 to Rp [•])) and confirm that each condition specified in Clause 5 (Drawdown) of the Convertible Loan Agreement is satisfied on the date of this Drawdown Notice.

3.	The proceeds of this Loan should be credited to [insert account details].

4.	This Drawdown Notice is irrevocable.

Yours faithfully

For and on behalf of

PT DIGI ASIA BIOS

Authorised Signatory
Name:
Title:

SCHEDULE 7

BUDGET

Please see attached.

SCHEDULE 8

MASTERCARD COMPETITORS

No.	Mastercard Competitor
1.	Visa Inc.
2.	American Express Company
3.	JCB Co. Ltd.
4.	Discover Financial Services
5.	Discover Card Services
6.	China UnionPay Company Ltd.
7.	PayPal Inc.

IN WITNESS whereof this Agreement has been entered into by the Parties on the day and year first above written.

The Lender

Signed by	)
)
for and on behalf of	)
DIGIASIA BIOS PTE. LTD.	)
in the presence of	)

Witness’s signature
Name:

The Borrower

Signed by	)
)
for and on behalf of	)
PT DIGI ASIA BIOS	)
in the presence of	)

Witness’s signature
Name: